Exhibit 99.1

Bionik Laboratories Reports Third Quarter Fiscal Year 2018 Financial Results

TORONTO and BOSTON, February 13, 2018 – Bionik Laboratories Corp. (OTCQB:BNKL) (“Bionik” or the “Company”), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced its third quarter fiscal year 2018 financial results for the three and nine months ended December 31, 2017.

Corporate Highlights

•	Named André Auberton-Hervé, PhD, Chairman of the Board of Directors
•	Dedicated significant commercial and technical resources to the launch of the new generation of InMotion Arm product, including development of significant pipeline of potential customers
•	Signed agreement with Cogmedix to outsource manufacturing, to increase Company’s ability to scale faster and meet larger demand following the enhanced version of InMotion launch.
•	Continued development of an InMotion Home product, based on the same clinical concepts and rehabilitation protocols supported by significant clinical data.
•	Entered into a series of agreements to issue convertible notes for a total of $1,901,260 since the end of September 2017 from current and new investors of the Company based in Europe, who have provided total convertible loan funding including interest, fair value of warrants and accretion expense of $5,347,359.
•	New pipe funding of $1,200,000 was closed before December 31, 2017 and $606,400 of additional funding was closed subsequent to December 31, 2017 to date.
•	Entered into a short term loan for $500,000 due March 31, 2018 from one of its directors.
•	Continued development of a lower limb assistive exoskeleton for individual consumers with impaired mobility through previously announced partnership with Wistron Corporation.
•	Progressing through various application processes, as it continues execution of the Chinese joint venture signed earlier this year.

“We are confident that the recent launch of our next generation InMotion product will strengthen the commercial pipeline we have built over the last year. Having already placed the first units at major customer hospitals validates the industrial and commercial strategy implemented last year,” said Dr. Eric Dusseux, Chief Executive Officer and Director of Bionik Laboratories Corp. “The new agreement with manufacturing partner Cogmedix will increase our production capacity. At the same time, we continue to develop momentum with the key partnerships and joint ventures formed over the summer and have made significant progress as we focus on high growth opportunities within the consumer market.”

Summary of Financial Results for the Quarter ended December 31, 2017

The Company reported sales of $260,960 for the quarter ended December 31, 2017, as compared to sales of $372,426 for the quarter ended December 31, 2016 and nine month ended sales were $570,327 in 2017 and $553,900 in 2016.

Cost of goods sold was $88,357 and margin was 66% for the quarter ended December 31, 2017 compared to $334,786 and a margin of 10% for the quarter ended December 31, 2016 due to inventory write-offs in 2016.

For the quarter ended December 31, 2017, the Company reported a comprehensive loss of $(2,580,759) resulting in a loss per share of $(0.03), compared to a comprehensive loss of $(1,581,759) for the quarter ended December 31, 2016, resulting in loss per share of $(0.02).

The Company’s cash and cash equivalents at December 31, 2017 was $998,661 compared to $136,080 at September 30, 2017 as a result of the issuance of additional convertible promissory notes. Working capital deficit was ($8,535,488) at December 31, 2017 compared to ($6,492,048) at September 30, 2017.

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in US Dollars)

	As at December 31, 2017 (Unaudited) $	As at March 31, 2017 (As adjusted) $
Assets
Current
Cash and cash equivalents	998,661	543,650
Accounts receivable, net of allowance for doubtful accounts of $16,349 (March 31, 2017 – $10,000)	306,572	383,903
Prepaid expenses and other receivables	145,044	228,047
Inventories	302,414	228,249
Due from related parties	19,374	18,731
Total Current Assets	1,772,065	1,402,580
Equipment	174,997	227,421
Technology and other assets	4,783,704	5,030,624
Goodwill	22,308,275	22,308,275
Total Assets	29,039,041	28,968,900
Liabilities and Shareholders’ Deficiency
Current
Accounts Payable	794,875	784,771
Accrued liabilities	1,868,225	1,228,657
Customer advances	800	121,562
Demand Notes Payable	50,000	330,600
Promissory Notes payable	-	236,548
Convertible Loans Payable	7,079,852	2,017,488
Short term loan	400,000	-
Deferred revenue	113,801	98,624
Total Current Liabilities	10,307,553	4,818,250
Shareholders’ Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 Special Voting Preferred Stock, par value $0.001; Authorized; Issued and outstanding – 1 (March 31, 2017 – 1)	-	-
Common Shares, par value $0.001; Authorized – 250,000,000 (March 31, 2017 – 150,000,000); Issued and outstanding 53,885,279 and 45,909,336 Exchangeable Shares (March 31, 2017 – 48,885,107 and 47,909,336 Exchangeable Shares)	101,794	96,794
Additional paid in capital	48,081,670	45,088,171
Shares to be issued	60,000	-
Deficit	(29,554,125)	(21,076,464)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders’ Equity	18,731,488	24,150,650
Total Liabilities and Shareholders’ Equity	29,039,041	28,968,900

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss for the three and nine month periods ended December 31, 2017 and 2016 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended Dec. 31, 2017	Nine months ended Dec. 31, 2017	Three months ended Dec. 31, 2016	Nine months ended Dec. 31, 2016
	$	$	$	$
	(Unaudited)	(Unaudited)	(As adjusted)	(As adjusted)

Sales	260,960	570,327	372,426	553,900
Cost of Sales	88,357	177,482	334,786	405,680
Gross Margin	172,603	392,845	37,640	148,220

Operating expenses
Sales and marketing	432,260	1,313,077	377,046	646,509
Research and development	546,350	1,947,659	571,671	1,803,234
General and administrative	783,784	2,916,917	409,669	2,291,136
Share compensation expense	271,001	1,284,257	227,540	651,630
Convertible debt accretion	216,302	290,375	-	-
Amortization	76,985	246,920	-	-
Depreciation	21,234	69,606	24,028	57,781
Total operating expenses	2,347,916	8,068,811	1,609,954	5,450,290

Other expenses (income)
Foreign Exchange	(11,485)	102,671	-	-
Interest expense	416,990	657,350	13,808	23,839
Other income	(59)	649	(4,363)	(410,877)
Total other expenses (income)	405,446	760,670	9,445	(387,038)

Net loss and comprehensive loss for the period	(2,580,759)	(8,436,636)	(1,581,759)	(4,915,032)

Loss per share – basic	(0.03)	$(0.08)	(0.02)	(0.05)
Loss per share – diluted	(0.03)	$(0.08)	$(0.02)	$(0.05)

Weighted average number of shares outstanding – basic	101,794,615	99,335,514	96,362,541	90,286,864
Weighted average number of shares outstanding – diluted	101,794,615	99,335,514	96,362,541	90,286,864

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows for the nine months periods ended December 31, 2017 and 2016 (unaudited)

(Amounts expressed in U.S. Dollars)

	Nine months	Nine months
	ended	ended
	December 31,	December 31,
	2017	2016
	$	$
	(Unaudited)	(As adjusted)

Operating activities
Net loss for the period	(8,436,636)	(4,915,032)
Adjustment for items not affecting cash
Depreciation	69,606	57,781
Amortization	246,920	-
Interest expense	640,168	23,839
Share based compensation expense	1,284,257	592,130
Convertible debt accretion	290,375	-
Shares issued for services	60,000	59,500
Allowance for doubtful accounts	(16,349)	-
	(5,861,659)	(4,181,782)
Changes in non-cash working capital items
Accounts receivable	93,680	(247,359)
Prepaid expenses and other receivables	83,003	95,562
Due from related parties	(643)	532
Inventories	(74,165)	(120,894)
Accounts payable	10,104	(720,573)
Accrued liabilities	639,568	(492,047)
Customer advances	(120,762)	28,000
Deferred revenue	15,177	97,615
Net cash used in operating activities	(5,215,697)	(5,540,946)
Investing activities
Acquisition of equipment	(17,182)	(9,827)
Net cash used in investing activities	(17,182)	(9,827)
Financing activities
Proceeds from convertible loans	4,699,975	483,333
Proceeds on exercise of warrants	1,125,038	-
Repayment of Promissory note principal	(200,000)	-
Repayment of Promissory note interest	(49,505)	-
Repayment of Demand notes principal	(208,359)	-
Repayment of Demand notes interest	(79,259)	-
Proceeds from short term loan	400,000	-
Cash acquired on acquisition	-	266,635
Net cash provided by financing activities	5,687,890	749,968
Net decrease in cash and cash equivalents for the period	455,011	(4,800,805)
Cash and cash equivalents, beginning of period	543,650	5,381,757
Cash and cash equivalents, end of period	998,661	580,952

Supplemental Information:
Assets acquired and liabilities assumed as at April 21, 2016:
Current assets, including cash of $266,635	478,843
Equipment	59,749
Intangible assets	5,580,704
Goodwill	22,308,275
Accounts payable	(241,299)
Accrued liabilities	(361,029)
Customer deposits	(86,487)
Demand notes payable	(324,894)
Promissory Notes payable	(217,808)
Bionik advance	(1,436,164)
Non-cash consideration	25,759,890

The above financial information has been derived from the Company’s unaudited consolidated condensed financial statements as of December 31, 2017 and 2016, and should be read in conjunction with the consolidated financial statements, including the notes thereto, found in the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 13, 2018 and Annual Report on Form 10-K for the year ended March 31, 2017 filed with the SEC on June 29, 2017.

The Company will require additional financing this year to fund its operations and it is currently working on securing this funding through corporate collaborations, public or private equity offerings and/or debt financings, and is subject to a going concern qualification.

About Bionik Laboratories Corp.

Bionik Laboratories (OTCQB:BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

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